EXHIBIT 10.26a

SECOND AMENDMENT and CONSENT
to
CREDIT AGREEMENT

THIS SECOND AMENDMENT and CONSENT ("Amendment") is made as of December 31, 2002 by and among Steiner Leisure Limited, a company organized under the laws of The Commonwealth of the Bahamas (the "Borrower"), the financial institutions listed on the signature pages hereof (the "Lenders") and ABN AMRO Bank N.V., as contractual representative (the "Administrative Agent"), under that certain Credit Agreement dated as of July 2, 2001 by and among the Borrower, the Lenders, the Administrative Agent, SunTrust Bank, as "Syndication Agent" and BankUnited, FSB, as "Documentation Agent", as amended by the First Amendment, Waiver and Consent thereto dated as of March 8, 2002 (the "Credit Agreement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, the Borrower has informed the Lenders that the Borrower is considering acquiring (i) from Shiseido Investment US, Inc., a company organized under the laws of Delaware, the remaining 20.22% of the membership interests of Mandara Spa LLC, a Delaware limited liability company ("Mandara U.S.") through its Subsidiary, Steiner Spa Limited, a company organized under the laws of The Commonwealth of The Bahamas ("Mandara Holdings U.S."), and (ii) from Shiseido Co., Ltd., a company organized under the laws of Japan, the remaining 40% of the membership interests of Mandara Spa Asia Limited, a company organized under the laws of the British Virgin Islands ("Mandara Asia") through its Subsidiary, Steiner Spa Asia Limited, a company organized under the laws of The Commonwealth of The Bahamas ("Mandara Holdings Asia"), on substantially the terms and conditions outlined in that certain draft dated December 20, 2002 of the proposed Equity Exchange Agreement among Mandara Holdings U.S., Mandara Holdings Asia, Shiseido Investments US, Inc. and Shiseido Co., Ltd. (the "Draft Exchange Agreement"), and such other related information as has been provided to the Lenders, whereupon Mandara U.S. and Mandara Asia would become indirect wholly-owned Subsidiaries of the Borrower (the "Proposed Acquisition");

WHEREAS, the purchase price for the Proposed Acquisition exceeds the limitations set forth for "Permitted Acquisitions" under the terms of the Credit Agreement;

WHEREAS, the Borrower has requested that the Lenders (i) consent to the Proposed Acquisition and otherwise treat the Proposed Acquisition as a Permitted Acquisition under the Credit Agreement and (ii) amend certain other provisions of the Credit Agreement; and

WHEREAS, the Lenders and the Administrative Agent have agreed to amend the Credit Agreement and consent to the Proposed Acquisition on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent have agreed to the following amendment and consent to the Credit Agreement.

    Amendments. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement is hereby amended as follows:

      Section 1.1 of the Credit Agreement is hereby amended to restate the definitions for "Shiseido" and "Shiseido Note" in their entirety and to substitute the following defined terms therefor:

      "Shiseido" means Shiseido Co., Ltd., a company organized under the laws of Japan.

      "Shiseido Note" means that certain unsecured promissory note amended and restated as of March 28, 2001 by Mandara U.S. in an aggregate principal amount of $4,100,000 in favor of Shiseido, as the same may be amended, supplemented or modified in accordance with Section 7.3(S) hereof.

      Section 7.3(S) of the Credit Agreement is hereby amended to add the words ", the Shiseido Note" immediately following each reference to "the Mandara Subordinated Notes" therein.

      Upon the consummation of the Proposed Acquisition, Schedule 6.8 to the Credit Agreement shall be deemed automatically amended to reflect that the sole stockholder of Mandara Asia is Mandara Holdings Asia and that the sole membership interest holder of Mandara Spa LLC is Mandara Holdings U.S.

    Consent to Proposed Acquisition. Notwithstanding the provisions of Section 7.3(G)(z)(iv)(a) and (b) of the Credit Agreement to the contrary, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Lenders hereby agree that (i) the purchase price limitation applicable to individual Acquisitions under Section 7.3(G)(z)(iv)(a) shall not apply to the Proposed Acquisition and (ii) the purchase price limitation applicable to all Acquisitions occurring during a calendar year under Section 7.3(G)(z)(iv)(b) of the Credit Agreement shall not apply to prohibit the Proposed Acquisition. Consequently, the Lenders hereby (a) consent to the consummation of the Proposed Acquisition during the calendar year ending December 31, 2002, on substantially the terms as more particularly described in the Draft Exchange Agreement and (b) agree to otherwise treat the Proposed Acquisition as a Permitted Acquisition for all other purposes under the Credit Agreement; provided, that:

          if the Proposed Acquisition is consummated substantially as contemplated in the Draft Exchange Agreement, then neither the Parent nor any of its Subsidiaries shall make any other Acquisitions (whether or not such Acquisitions would comply with any provisions of Section 7.3(G)) for the remainder of the calendar year ending December 31, 2002;

          if the Proposed Acquisition is not consummated as contemplated in the Draft Exchange Agreement, then Sections 7.3(G)(z)(iv)(a) and (b) (and all other provisions of Section 7.3(G)) shall continue to apply to all other Acquisitions proposed by the Parent or any of its Subsidiaries for the remainder of such calendar year;

          the Borrower shall have delivered to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent executed by and among Shiseido, the Administrative Agent, Mandara U.S. and the Borrower whereby, inter alia, Shiseido shall agree to subordinate payment of the Indebtedness evidenced by the Shiseido Note and any guarantee therefor provided by the Borrower or any of its Subsidiaries, to the payment in full in cash of the Secured Obligations.

          no Default or Unmatured Default shall have occurred and be continuing or would result from the Proposed Acquisition or the incurrence of any Indebtedness in connection therewith;

          either (x) Mandara U.S. and Mandara Asia shall be merged with and into the Borrower or any wholly-owned Subsidiary immediately following the Proposed Acquisition, with the Borrower or such wholly-owned Subsidiary being the surviving entity following such merger or (y) the results of operations of Mandara U.S. and Mandara Asia shall be reported on a consolidated basis with the Borrower and its consolidated Subsidiaries;

          the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and, if necessary, approved by Mandara U.S.'s and/or Mandara Asia's board of directors or comparable governing body (and shareholders, if necessary) prior to the consummation of the Proposed Acquisition; and the acquisition documents in respect of the Proposed Acquisition are reasonably satisfactory to the Administrative Agent (including, without limitation, in respect of representations, indemnities and opinions) and the results of due diligence in respect of such purchase are reasonably satisfactory to the Administrative Agent;

          the businesses being acquired shall be substantially similar, related or incidental to the businesses or activities engaged in by the Borrower and its Subsidiaries on the Closing Date; and

          the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate from one of the Authorized Officers, demonstrating to the reasonable satisfaction of the Administrative Agent that after giving effect to the Proposed Acquisition and the incurrence of any Indebtedness permitted by Section 7.3(A) of the Credit Agreement in connection therewith, on a pro forma basis using historical financial statements obtained from the seller(s) (broken down by fiscal quarter in the Borrower's reasonable judgment the amounts from which shall be unadjusted unless adjustments thereto have been approved in writing by the Administrative Agent) in respect of the Proposed Acquisition as if the Proposed Acquisition and such incurrence of Indebtedness had occurred on the first day of the immediately preceding twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter, the Borrower would have been in compliance with the financial covenants in Section 7.4 of the Credit Agreement and not otherwise in Default.

    In addition to the foregoing, this consent is contingent on the condition subsequent that the Borrower and its Subsidiaries shall comply with (x) all of the requirements of the Collateral Documents in respect of the Proposed Acquisition and (y) all of the provisions regarding Collateral set forth in the Credit Agreement and the other Loan Documents with respect to Mandara U.S. and Mandara Asia, including, without limitation, the delivery of Subsidiary Guarantees, Collateral Documents, corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Administrative Agent in accordance with the terms of Sections 7.2(J), (K) and (N), in each case, to the full extent applicable and giving effect to any grace periods provided therein.

    Condition of Effectiveness. The effectiveness of this Amendment is subject to the condition precedent that:

      the Administrative Agent shall have received:

        counterparts of this Amendment duly executed by the Borrower, the Required Lenders and the Administrative Agent;

        counterparts of the Reaffirmation attached hereto duly executed by each Subsidiary Guarantor; and

        for the account of each Lender, a fee in the amount of 7.5 basis points on the sum of (i) such Lender's Revolving Loan Commitment and (ii) the aggregate outstanding principal amount of such Lender's Term Loans; and

      except as expressly provided in Section 2 above, the Borrower is otherwise in compliance with the conditions contained in Section 7.3(G)(z) of the Credit Agreement.

    Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:

      This Amendment and the Credit Agreement as modified hereby constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms.

      As of the date hereof and giving effect to the terms of this Amendment, (i) there exists no Default or Unmatured Default and (ii) the representations and warranties contained in Article VI of the Credit Agreement, as modified hereby, are true and correct, except for changes reflecting events, conditions or transactions permitted or not prohibited by the Credit Agreement.

    Reference to and Effect on the Credit Agreement and Loan Documents.

      Upon the effectiveness of Sections 1 and 2 hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as modified hereby.

      The Borrower reaffirms the terms and conditions of the Credit Agreement and the Loan Documents executed by it, including, without limitation, the Security Agreement, the Pledge Agreements, the Collection Account Agreements, the Intellectual Property Security Agreements and the Real Property Documents, as applicable, and acknowledges and agrees that except as specifically modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

      The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of or consent to any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

    Governing Law. THE ADMINISTRATIVE AGENT ACCEPTS THIS AMENDMENT, ON BEHALF OF ITSELF, THE ARRANGER AND THE LENDERS, AT CHICAGO, ILLINOIS BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE BORROWER AND THE ADMINISTRATIVE AGENT, THE ARRANGER, ANY LENDER, OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AMENDMENT OR THE CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

    Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

STEINER LEISURE LIMITED,  as the Borrower

/s/

Name: Leonard Fluxman

Title: President and Chief Executive Officer

ABN AMRO BANK N.V., as Administrative Agent and as a Lender

/s/

Name: David Martens

Title: SVP

/s/

Name: Nancy Carney

Title: Vice President

SUNTRUST BANK, Syndication Agent and as a Lender

/s/

Name: Sanja Shank

Title: Assistant Vice President

BANKUNITED FSB, as Documentation Agent and as a Lender

/s/

Name: Roberto Pelaez

Title: Senior Vice President

Director of Corporate Banking

THE INTERNATIONAL BANK OF MIAMI, N.A., as a Lender

/s/

Name: Caridad C. Errazquin

Title: Vice President

HSBC BANK USA, as a Lender

/s/

Name: Gregory Roll

Title: First Vice President